Exhibit 99.1

The First Bancorp Added To Russell 3000 Index

DAMARISCOTTA, Maine – (BUSINESS WIRE) – June 30, 2008 – The First Bancorp, Inc. (NASDAQ: FNLC), today announced it has been added to the Russell 3000® Index after the Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes on June 27, 2008. Russell indexes are widely used by investment managers and institutional investors for both index funds and as benchmarks for passive and active investment strategies. The Company will hold its membership until Russell reconstitutes its indexes in June 2009.

“We are pleased with our inclusion in this index, which reflects our continued positive momentum” said Daniel R. Daigneault, The First Bancorp’s President & Chief Executive Officer. “Russell is an industry leader for stock indexes, and we expect our inclusion will generate greater interest in our stock among institutional investors.”

The annual reconstitution of the Russell 3000 captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. The largest 1,000 companies in this ranking comprise the Russell 1000 and the next 2,000 companies become the Russell 2000.

Russell Investment Group aims to improve financial security for people by providing strategic advice, world-class implementation, state-of-the-art performance benchmarks, and a range of institutional-quality investment products. With more than $200 billion in assets under management, Russell serves individual, institutional and advisor clients in more than 40 countries. Russell provides access to some of the world’s best money managers. It helps investors put this access to work in corporate defined benefit and defined contribution plans, and in the life savings of individual investors. Russell’s indexes are unmanaged and cannot be invested in directly. For more information on Russell indexes, go to www.russell.com.

The First Bancorp, Inc., headquartered in Damariscotta, Maine, is the bank holding company for The First, N.A. The First is an independent community bank serving Midcoast and Downeast Maine with fourteen offices in Lincoln, Knox, Hancock and Washington Counties that provide consumer and commercial banking products and services. It also provides investment advisory and trust services though First Advisors, a division of the Bank.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.

For additional information contact F. Stephen Ward, Executive Vice President & Chief Financial Officer, at 207.563.3272.